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                                                                   EXHIBIT 10.19


                             UNITED AUTO GROUP, INC.
                                375 FIFTH AVENUE
                            New YORK, NEW YORK 10152

                              As of August 3, 1999

Samuel X. DiFeo
141 Lorraine Avenue
Spring Lake, N.J. 10152

Dear Sam:

      This letter sets forth our mutual agreement regarding (i) the terms and conditions on which Samuel X. DiFeo (hereinafter sometimes the "Executive") will continue to serve as President and Chief Operating officer of United Auto Group, Inc. (the "Company") and (ii) the rights, entitlements and obligations of the Executive and the Company, respectively, upon the termination of the Executive's current employment as President and Chief Operating Officer of the Company ("President"), as set forth in Section 2 hereafter.

      1. TERM, PAYMENTS AND BENEFITS. In consideration for services to be rendered by the Executive as President for the Term (defined below), the Company hereby agrees to compensate the Executive, in consideration for such service and without regard to such other compensation and benefits to which the Executive has been entitled pursuant to the Executive's existing agreements and understandings with the Company, and to otherwise provide benefits to the Executive as follows:

            (a) Term. The Executive shall continue to serve as President of the Company, through December 31, 1999, subject to the Company's right to extend the Executive's service as President of the Company through May 31, 2000 upon written notice of the Company's election to so extend the Executive's employment as President hereunder, such notice to be delivered by the Company to the Executive on or before December 1, 1999.

            (b) Compensation. As President of the Company, the Executive shall be compensated at the rate of $360,000 per annum, together with such bonus as the Company shall determine to be appropriate for services rendered by the Executive as President of the Company during any applicable period in light of the Executive's contribution to the Company during such period and additional factors deemed relevant by the Company.

            (c) Stock Options. The Company shall confirm the immediate vesting (i.e., August 3, 1999) of all options held by the Executive to purchase shares of voting common stock, par value $0.0001 per share (the "Common Stock") of the Company, which options shall

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Samuel X. DiFeo
August 3, 1999
Page 2

thereafter be exercisable at any time after August 3, 1999, through and including the termination of the exercise period attributable to each option as set forth below, notwithstanding any agreements to the contrary. Such immediate vesting and exercise rights shall apply to all options previously granted to the Executive, including without limitation, as follows:

                  (i) 20,000 shares at the exercise price of $10.00 per share pursuant to Stock Option Agreement dated as of April 23, 1996, with an exercise termination date of April 23, 2006;

                  (ii) 21,267 shares at the exercise price of $30.00 per share pursuant to Option Certificate dated as of October 28, 1996, with an exercise termination date of October 28, 2001;

                  (iii) 20,000 shares at the exercise price of $17.00 per share pursuant to Stock Option Agreement dated as of May 14, 1997, with an exercise termination date of May 14, 2007;

                  (iv) 100,000 shares at the exercise price of $17.50 per share pursuant to Stock Option Agreement dated as of April 13, 1998, with an exercise termination date of April 13, 2008; and

                  (v) 120,000 shares at the exercise price of $7.0625 per share pursuant to Stock Option Agreement dated as of March 3, 1999, with an exercise termination date of March 3, 2009.

      2.    TERMINATION OF EMPLOYMENT.

            (a) Termination of Employment. The Executive's employment as President of the Company shall be deemed terminated upon the occurrence of any of the following (each a "Termination Event"):

                  (i)   Immediately upon the death of the Executive.

                  (ii) By the Company at any time after the Permanent Disability of the Executive, subject to compliance by the Company with the Americans With Disabilities Act, and by the Executive at any time after his Permanent Disability.

                  (iii) By the Company at any time for Cause.

                  (iv)  By the Company at any time without Cause

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Samuel X. DiFeo
August 3, 1999
Page 3

                  (v)   By the Executive's voluntary resignation.

            (b) Cause. For purposes hereof, Cause shall mean: (i) active participation by the Executive in fraudulent conduct, (ii) conviction of, or a guilty plea to, a felony (iii) a deliberate act or series of deliberate acts which results in material injury to the business, operations or business reputation of the Company, (iv) an act or series of acts of dishonesty, recklessness or gross-negligence which results in material injury to the business operations or business reputation of the Company or (v) the Executive's willful and continued failure to perform any of his material duties as President which results in material injury to the business operations or business reputation of the Company; provided, however there shall not be Cause in the case of(x) clause (iii) or (iv) if the Executive promptly and diligently, after receipt of written notice form the Company, takes such action which causes the Company, in its reasonable judgment, to believe that such act or series of acts would not likely result in material injury to the business, operations or business reputation of the Company, or that any such injury, if already incurred, has been rectified, or (y) clause (v), if the Executive promptly and diligently, after receipt of written notice form the Company, discontinues his failure to perform and rectifies any injury which resulted form his failure to perform. Any repetition of any such deliberate, or substantially similar, act, or such willful, or substantially similar, failure to perform, shall be Cause without any further opportunity to cure.

            (c) Permanent Disability. For the purposes hereof, Permanent Disability shall be determined as follows:

                  (i) Determination. The Executive's "Permanent Disability" shall be deemed to have occurred one (1) day after (x) one hundred fifty (150) days in the aggregate during any consecutive twelve (12) month period, or (y) one hundred fifty (150) consecutive days that, in either case, the Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge fully his duties as President.

                  (ii) Resolution of Disagreement. If either the Company or the Executive, after receipt of notice of the executive's Permanent Disability from the other, disagrees that the Executive's Permanent Disability shall have occurred, the Executive shall promptly submit to a physical examination by, or at the direction of, the chief of medicine of any major accredited hospital in the New York, New York metropolitan area and, unless such physician shall issue a written statement to the effect that, in such physician's opinion, based on such physician's diagnosis, the Executive is capable of resuming his employment and devoting his full time and energy to discharging fully his duties hereunder within thirty (30) days after the date of such statement, such Permanent Disability shall be deemed to have occurred on a date determined in accordance with Section 2(c)(i) above.

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Samuel X. DiFeo
August 3, 1999
Page 4

      3.    SEVERANCE COMPENSATION.

            (a) Termination By Death. If the Executive's employment is terminated by death, the Executive's estate shall be entitled to receive (v) any unpaid salary and other compensation and benefits accrued and earned by the Executive through the date of the Executive's death, including a pro rata share of any bonus applicable to the calendar year in which death occurs, (w) severance compensation, within ninety (90) days after the date of death, in a lump sum payment equal to Eight Hundred Thousand ($800,000) Dollars, (x) any amounts owing in accordance with the terms of any profit sharing, retirement and other benefit plans in which the Executive is a participant, (y) any other benefits to which the Executive is then entitled, payable within ninety (90) days after the date of death, accrued up to and including the date of the Executive' death and (z) benefits, if any, provided by any insurance policies to Executive or Executive's estate in accordance with their terms.

            (b) Termination for Cause. If the Executive's employment is terminated by the Company for Cause, the Company shall not have any other or further obligations to the Executive under this Agreement, except (w) as may be provided in accordance with the terms of any profit sharing, retirement and other benefit plans to which the Executive is a participant (x) as to that portion of any unpaid salary and other compensation and benefits accrued and earned by the Executive through the date of such termination, (y) any other benefits to which the Executive is then entitled, payable within ninety (90) days after the date of such termination, accrued up to and including the date of such termination and (z) as to the benefits, if any, provided by any insurance policies in accordance with their terms.

            (c).  Termination without Cause or For Permanent Disability.

                  (i) If the Executive's employment is terminated by the Company without Cause, the Executive shall be entitled to receive (v) salary and other compensation and benefits payable to the Executive hereunder through December 31, 1999 or such later date to which the term of employment hereunder shall have been extended (the "Contract Term Expiration Date"), together with any bonus applicable to the calendar year in which such termination occurs that would have been payable to the Executive had such termination not occurred (w) the benefit of the Consulting Agreement (the "Consulting Agreement") a copy of which is attached hereto as Exhibit A (x) any amounts owing in accordance with the terms of any profit sharing, retirement and other benefit plans in which the Executive is a participant (y) any other benefits to which the Executive is entitled, payable within ninety (90) days after the Contract Term Expiration Date, accrued up to and including the Contract Term Expiration Date and (z) benefits, if any, provided by any insurance policies in accordance with their terms.

                  (ii) If the Executive's employment is terminated because of his

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Samuel X. DiFeo
August 3, 1999
Page 5

Permanent Disability, the Executive shall be entitled to receive (v) salary and other compensation and benefits payable to the Executive hereunder through December 31, 1999 or such later date to which the term of employment hereunder shall have been extended (the "Contract Term Expiration Date"), together with any bonus applicable to the calendar year in which such termination occurs that would have been payable to the Executive had such termination not occurred, (w) the benefit of the Consulting Agreement, (x) any amounts owing in accordance with the terms of any profit sharing, retirement and other benefit plans in which the Executive is a participant, (y) any other benefits to which the Executive is entitled, payable within ninety (90) days after the Contract Term Expiration Date, accrued up to and including the Contract Term Expiration Date and (z) benefits, if any, provided by any insurance policies to Executive or Executive's estate in accordance with their terms.

            (d) Involuntary Resignation. If the Executive resigns from all offices and directorships of the Company and all entity affiliates of the Company for any of the reasons set forth in clauses (i) through (viii) of this
Section 3(d), such resignation shall be deemed to be an "Involuntary Resignation," and the Executive shall be entitled to receive the same severance compensation and other benefits as are provided for in Section 3(c) above.

                  (1) The Company materially changes the Executive's duties and responsibilities as President without his prior written consent, which consent may be granted or withheld by the Executive in his absolute and sole discretion. The Executive shall be deemed to have consented to any proposal of the Board of Directors of the Company calling for a material change in his duties and responsibilities only if he shall give written notice of his consent thereto to the Board of Directors of the Company within thirty (30) days after receipt of such written proposal. If the Executive shall have failed to give such consent, the Company shall have the opportunity to withdraw such proposed material change by written notice to the Executive given within ten (10) days after the end of such thirty (30) day period.

                  (ii) The Executive's place of employment is located or relocated more than fifty (50) road miles from either 375 Park Avenue, New York, New York or Jersey City, New Jersey

                  (iii) The Company, without the Executive's prior written consent, reduces the Executive's current base salary of $360,000.

                  (iv) The Company imposes requirements on the Executive, or gives instructions or directions to the Executive, which are: (x) contrary to or in violation of (a) rules, principles, or codes of professional responsibility or (b) law (as set forth in written statutes or regulations thereunder), which the Executive is obligated to follow; (y) such that compliance by the Executive with such requirements, instructions or directions would likely (a) have a material adverse effect on the Executive or (b) cause the Executive to suffer substantial liability, and (z)

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Samuel X. DiFeo
August 3, 1999
Page 6

not withdrawn by the Company after written request by the Executive, which written request sets forth the Executive's complete explanation as to why he believes the requirements, instructions or directions should be withdrawn.

                  (v) There occurs a material breach by the Company of any of its obligations under this Agreement or any other agreement between the Executive and the Company regarding the Executive's compensation, benefits or otherwise, which breach has not been cured in all material respects within thirty (30) days after the Executive gives written notice thereof to the Company, which notice sets forth in reasonable detail the nature and circumstances of such breach.

                  (vi) The Company or any majority owned subsidiary of the Company violates a federal for state criminal law involving moral turpitude which would likely (a) have a material adverse effect on the Executive or (b) cause the Executive to suffer substantial liability, and the Executive was unaware of such unlawful activity at the time of its occurrence.

                  (vii) The Executive resigns upon the occurrence of a "change in control," such change occurring after August 3, 1999.

                  (viii) In the event of termination of the Executive by the Company within six (6) months following a "change in control," other than a termination by the Company for Cause.

      The term "change in control" means the first to occur of the following events:

            A. The acquisition by any person, entity or "group" within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five (25%) percent or more of either the then outstanding equity interests in the Company or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the Board of Directors; or

            B. The Company's stockholders approve an agreement to merge or consolidate with another corporation or other entity resulting (whether separately or in connection with a series of related transactions) in a change in ownership of twenty percent (20%) or more of the voting control of, or beneficial rights to, the voting capital stock of the Company, or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including, without limitation a plan of liquidation or dissolution), or otherwise approve of a fundamental alteration in the nature of the Company's business; provided, however, that the term "change of control" shall specifically not include the announced transaction whereby Penske Capital Partners and its affiliates are acquiring interests in the

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Samuel X. DiFeo
August 3, 1999
Page 7

Company.

            (e) Voluntary Resignation. If the Executive voluntarily resigns, the Executive's employment shall be terminated. In the event of such voluntary resignation, the Executive shall be entitled to (w) any unpaid salary and other compensation and benefits accrued and earned by the Executive through the date of such termination, including a pro rata portion of any bonus applicable to the calendar year in which such termination occurs, (x) any amounts owing in accordance with the terms of any profit sharing, retirement and other benefit plans in which the Executive is a participant, (y) other benefits to which the Executive is entitled, payable within ninety (90) days after the date of such termination, accrued to and including the date of such termination, and (z) benefits, if any, provided by any insurance policies in accordance with their terms.

      4.    SEVERANCE AGREEMENTS.

            (a) Resignation from Office. Upon the occurrence of any Termination Event, the Executive shall be deemed to have thereupon resigned immediately from all offices and directorships held by the Executive in the Company and all affiliates of the Company, and the Executive shall sign and deliver to the Company and all entity affiliates of the Company, as the case may be, written resignations from all such offices and directorships.

            (b) Consulting Agreement. Upon the occurrence of a Termination Event as set forth in Sections 3(c)(i) or (ii) or 3(d), or if a Termination Event as set forth in Sections 3(c)(i) or (ii) or 3(d) has not occurred prior to the Contract Term Expiration Date, upon the Contract Term Expiration Date (unless the Executive's employment has been terminated by the Company for Cause or the Executive has voluntarily resigned from the Company prior to the Contract Term Expiration Date), the Executive shall continue to be employed as a consultant by the Company in accordance with the terms and conditions of that certain Consulting Agreement.

            (c) Press Release. Upon the occurrence of a Termination Event, the form of press release confirming the termination of the Executive as President shall be subject to the mutual agreement of the Executive and the Company. Any statements by the Company or the Executive to third parties or to employees of the Company regarding the termination of the Executive's employment as President shall be consistent with such press release or subject to the mutual agreement of the Executive and the Company.

            (d) Non-Compete. Upon the termination of the Executive as contemplated hereunder, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive hereunder, under the Consulting Agreement or under any other agreement between the Executive and the Company, on account of any

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Samuel X. DiFeo
August 3, 1999
Page 8

remuneration attributable to any subsequent or additional employment the Executive may obtain; provided, however, the Executive shall not seek or accept employment in the automotive industry for so long as the Consulting Agreement is in effect without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, and, provided further, that any such permitted subsequent employment shall have no effect on the Executive's rights and entitlements under this Agreement, the Consulting Agreement or any other agreement between the Executive and the Company or the Company's rights with respect to the Executive's responsibility to maintain the confidentiality of this letter agreement and confidential data of the Company, its affiliates, and its suppliers and manufacturers.

            (e) Confidentiality. The Executive and the Company hereby agree that for so long as this letter agreement is otherwise confidential, neither the Executive nor the Company will disclose the fact of this letter or any of its terms or provisions to any person without the prior written consent of the other party hereto; provided, however, that nothing herein shall prohibit disclosure of such information to the extent required by law, nor prohibit disclosure by the Executive to any legal or financial consultant, member of the Executive's immediate family or prospective employer, if such person first agrees to be bound by the confidentiality provisions of this Section 4(e). Notwithstanding the foregoing, it is acknowledged by the parties hereto that this letter may be filed by the Company with the Securities and Exchange Commission pursuant to applicable law.

      5.    GENERAL PROVISIONS.

            (a) This letter may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original and which all together shall constitute one agreement, with such counterparts being deliverable by facsimile with the original being transmitted by overnight courier.

            (b) This letter shall bind and inure to the benefit of the Executive's and the Company's respective successors and permitted assigns.

            (c) This letter may not be amended, waived or modified, in whole or in part, except by a writing signed by each of the Executive and the Company.

            (d) This letter shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of New York without giving effect to that State's choice of law principles.

            (e) Any disputes arising under or in connection with this letter shall, at the election of either the Executive or the Company, be resolved by binding arbitration, to be held in New York City in accordance with the rules and procedures of the American Arbitration

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Samuel X. DiFeo
August 3, 1999
Page 9

Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company shall pay all costs and expenses (including reasonable attorneys fees) as incurred by the Executive with any such arbitration or litigation, unless the Executive is the unsuccessful party. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due the Executive under this letter and all benefits to which the Executive is entitled at the time the dispute arises.

            (f) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supercede all prior agreements entered into between the parties with respect to the subject matter hereof, including, without limitation, any terms or conditions of the Option Agreements that conflict with any of the terms and conditions set forth in this Agreement.

      If the forgoing is acceptable to you, please sign, date and return the attached copy of this letter to the undersigned by hand or by express mail.

                                                     Sincerely,

                                                     UNITED AUTO GROUP, INC.

                                                     By: /s/ Roger S. Penske
                                                         -----------------------

AGREED:

/s/ Samuel X. DiFeo
-----------------------
Samuel X. DiFeo
Date: 8-6-99

                              CONSULTING AGREEMENT

      This Consulting Agreement (the "Agreement") is made effective as of August 18, 1999, by and between United Auto Group, Inc. ("UAG"), a Delaware Corporation, and Samuel X. DiFeo ("Consultant").

      Consultant is knowledgeable and experienced in the business and affairs of UAG and its industry, currently serving as President and Chief Operating Officer of UAG, and UAG desires to retain Consultant as a consultant upon Consultant's cessation as President and Chief Operating Officer of UAG, and Consultant is willing to be retained as a consultant upon such event. The execution and delivery of this Agreement by UAG and the Consultant is being entered into pursuant to that certain Letter Agreement dated as of August 3, 1999 between UAG, on one hand, and Consultant, on the other hand, relative to Consultant's severance from employment with UAG (the "Letter Agreement"). UAG and Consultant desire that Consultant serve in a consulting capacity with UAG upon Consultant's cessation as President and Chief Operating Officer of UAG on the terms and conditions hereinafter set forth.

      The parties hereto agree as follows:

      1. Consulting Agreement. UAG hereby retains Consultant as a consultant for the period commencing upon the earlier to occur of the Contract Term Expiration Date, the occurrence of a Termination Event which arises under
Section 3(d), or, for a Termination Event which arises under Section 3(c)(i) or 3(c)(ii), for a period commencing upon the Contract Term Expiration Date, all as defined and set forth in the Letter Agreement (a "Qualifying Termination Event"), and ending upon Consultant's termination as a consultant to UAG pursuant to Section 1(d) hereof (the "Employment Period") upon the following terms and conditions:

            (a) Services. During the Employment Period, Consultant will render services and assist UAG in connection with the management and operations of the automotive business of UAG. Consultant's services hereunder will be required at such time and such places as will result in no more than a reasonable disruption to Consultant's commitments, having in mind his other permitted business commitments during the Employment Period which may obligate Consultant to perform his services in connection with such other commitments prior to his services hereunder. To the end that there shall be a minimum interference with Consultant's other commitments, Consultant's services hereunder may be rendered by personal consultation at his residence or office wherever maintained or by correspondence through mail, telephone or other similar modes of communication at times, including weekends and evenings, most convenient to Consultant; provided, however, that the parties hereto contemplate that, subject to the above, Consultant will devote such time to the automotive business of UAG as will, in the aggregate, approximate one normal work week (L 40 hours) per month during the Employment Period. Notwithstanding anything to the contrary in this Agreement, a breach of this Section 1(a) will not entitle UAG to withhold payments or benefits provided to Consultant under this Section 1 or to offset any alleged damages for such breaches against any payments or benefits provided to Consultant under this Agreement, the Letter Agreement or to which Consultant may otherwise be entitled unless such breach constitutes Consultant's willful and continued failure to perform his duties on behalf of UAG as set forth above in this Section 1(a).

            (b) Payment. During the Employment Period, UAG shall pay Consultant (or in the event of the death of Consultant prior to the expiration of the Employment Period, to Consultant's heirs, executors, administrators, legal representatives, agents, successors-in-interest and assigns) an aggregate annual payment of $400,000 per annum (or such higher amount as may be agreed to by the parties from time to time) in accordance with UAG's customary payroll practices.

            (c) Benefits. In addition to the compensation described above in this Section 1, Consultant will be entitled during the Employment Period to the following benefits:

                  (i) such health insurance and other similar medical and/or dental benefits as are available from time to time to UAG's senior management;

                  (ii) reimbursement, upon submission of documentation in accordance with UAG's regular expense policies, for reasonable business expenses incurred on UAG's behalf by Consultant;

                  (iii) any discretionary bonuses agreed to and approved by UAG in its sole and absolute discretion; and

                  (iv) exclusive use of a then current BMW model automobile comparable to that presently available to Consultant, at no cost or expense to Consultant.

            (d) Termination. Consultant's engagement with UAG shall continue for a period of twenty-four (24) months from the date of the occurrence of a Qualifying Termination Event, provided, however that the Employment Period may be extended for up to an additional twelve (12) months, solely at the option of the Company, upon delivery of written notice to Consultant thirty (30) days prior to the expiration date of the then Employment Period. Consultant's engagement hereunder shall continue throughout the Employment Period, as same may be so extended, on the terms and conditions herein set forth unless and until Consultant's engagement is voluntarily terminated by Consultant prior to the end of the Employment Period, upon ten (10) days prior written notice by Consultant to the Company, whereupon neither Consultant nor UAG shall have any further obligations hereunder. Anything herein to the contrary notwithstanding, the Company shall have no right to terminate Consultant's engagement in accordance with the terms and conditions herein provided prior to the end of the Employment Period, as same may be so extended, except for Cause (as defined in the Letter Agreement), whereupon the parties shall have no further obligations hereunder.

            (e) Subsequent Employment. During the Employment Period, as same may be so extended, and thereafter, Consultant shall be under no obligation to seek other employment, and there shall be no offset against amounts due to Consultant under this Agreement, the Letter

Agreement or otherwise on account of any remuneration attributable to any subsequent or additional employment Consultant may obtain; provided, however, the Consultant shall not seek or accept employment in the automotive industry for so long as this Consulting Agreement is in effect without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, and, provided further, that any such subsequent or additional permitted employment shall have no effect on Consultant's rights and entitlements under this Agreement.

      2.    General Provisions.

            (a) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, or mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service, to the recipient at the address of such party as set forth on the signature page of this Agreement or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered (if delivered by hand) or the next business day (if sent by reputable overnight courier service) or five (5) days after being mailed (if sent by first class mail).

            (b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision's legality or the enforceability of such provision in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein, except that any court having jurisdiction shall have the power to reduce the duration, area or scope of such invalid, illegal or unenforceable provision and, in its reduced form, it shall be enforceable.

            (c) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Consultant and UAG, except that Consultant may not assign any of Consultant's rights or obligations under this Agreement. In the event of the transfer of substantially all of the operating assets of UAG to another corporation, entity or individual, by sale, merger or otherwise, UAG shall assign its rights and obligations under this Agreement to its successor-in-interest, in which event such successor-in-interest shall be deemed to have acquired all rights and assumed all obligations of UAG hereunder.

            (d) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise' govern under applicable principles of conflicts of law thereof.

      3.    Nondisclosure.

            (a) Confidential Information. Consultant acknowledges that during the course of Consultant's performance of services for UAG, Consultant may have acquired technical knowledge with respect to UAG's business operations, and that during the course of Consultant's performance of services for UAG hereunder, Consultant may also acquire technical knowledge with respect to UAG's business operations, including, by way of illustration, UAG's existing and contemplated products, trade secrets, models, compilations, business and financial methods or practices, plans, pricing, marketing, merchandising and selling techniques and information, customer lists, supplier lists, and confidential information relating to UAG's policy and/or business strategy (all of such information herein, to the extent that it is unique or proprietary, is referred to as the "Confidential Information"). Consultant agrees that Consultant will not, while engaged by UAG hereunder, divulge to any person, directly or indirectly, except to UAG or its officers and agents or as reasonably required in connection with Consultant's duties on behalf of UAG, use, except on behalf of UAG, any Confidential Information acquired by Consultant during the term of Consultant's employment hereunder. Consultant further agrees that Consultant will not at any time after Consultant's engagement with UAG hereunder has ended, divulge to any person directly or indirectly any Confidential Information. Consultant further agrees that if Consultant's relationship with UAG is terminated, Consultant will not take with Consultant but will leave with UAG all records, papers and computer data and any copies thereof relating to the Confidential Information, (and if such papers, records, computer data or copies are not on the premises of UAG, Consultant agrees to return such paper, records and computer data immediately upon such termination). Consultant hereby acknowledges that all such papers, records, computer data or copies thereof are and remain the property of UAG.

            (b) Permitted Disclosures. The restriction on use or disclosure of Confidential Information contained above does not extend to any item of information which is known to the public or generally to the automobile industry at the time of its disclosure by Consultant, other than through fault of Consultant. In the event Consultant becomes legally compelled to disclose any of the Confidential Information, Consultant will give UAG such notice as is reasonably practicable of such legal compulsion so that UAG may seek a protective order or other appropriate remedy, and/or waive compliance with the provisions of this Agreement by Consultant. Consultant will furnish only that portion of the Confidential Information which Consultant is legally required to furnish.

      4. Remedies. Each of the parties to this Agreement will be entitled to enforce his or its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in his or its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Agreement and that any party may in his or its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

      5. Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of UAG and the Consultant.

      6. Absence of Conflicting Agreements. Consultant hereby warrants and covenants that his engagement by UAG hereunder does not result in a breach of the terms, conditions or

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

provisions of any agreement to which Consultant is subject. UAG hereby warrants and covenants that Consultant's engagement by UAG does not result in a breach of the terms, conditions or provisions of any agreement to which UAG is subject.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                                 /s/ Samual X. DiFeo
                                                 -------------------------------
                                                 Samuel X. DiFeo

                                                 Address for Notices:
                                                 121 Lorraine Avenue
                                                 Spring Lake, New Jersey 07762

                                                 UNITED AUTO GROUP, INC.

                                                 By: /s/ Roger S. Penske
                                                     ---------------------------

                                                 Address for Notices:
                                                 375 Park Avenue
                                                 New York, New York 10152

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